Exhibit 99.1

Talon International, Inc. Reports 2013 Fourth Quarter and

Fiscal Year Financial Results

Significant Year-over-Year Revenue and Operating Income Increases

LOS ANGELES, CA -  Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the fourth quarter and year ended December 31, 2013.

Highlights

●	Total Sales in 2013 exceeded $52 million -- an 18.0% increase over 2012.
●	Talon Brand zipper sales increased 30.3% over zipper sales in 2012.
●	Operating income in 2013 of $2.8 million -- nearly 3 times the operating income in 2012.

Financial Results

Total sales for the year ended December 31, 2013 were $52.4 million reflecting an 18% year-over-year increase compared to 2012. Zipper sales were $28.8 million in 2013, as compared to $22.1 million for the same period in 2012; an increase of more than 30% as the Company’s products achieved a greater share from major retail branded customers and new specialty apparel customers adopted the Talon product. Trim sales of $23.6 million in 2013 reflected a 5% increase from 2012, as specialty customers continued to grow their core programs with the Company.  Sales for 2013 included $79,000 of Tekfit patented stretchable waistbands, which more than doubled Tekfit sales achieved in 2012, reflecting test marketing programs of several major retailers considering the adoption of this product into their core product categories. Total sales for the fourth quarter ended December 31, 2013 were $11.9 million, reflecting a 5% increase above the same period in 2012. Total sales for the quarter include $5.6 million in Zipper sales, up approximately $600,000, and $6.3 million in Trim sales which were $72,000 lower than the same period in 2012.

"We are very pleased with our performance in fiscal year 2013,” noted Lonnie Schnell, Talon's Chief Executive Officer. “We saw solid performance in 2013 from all of our product lines as we continued to strengthen our position with core customers as well as build upon our global brand nominations. We ended the year with our seventh consecutive quarterly increase in revenues and quarterly net income results," Schnell continued.

Gross profit for the year ended December 31, 2013 was $17.0 million or 32.4% of sales, as compared to $14.5 million for the year ended December 31, 2012; an increase of $2.5 million. Gross profit for the quarter ended December 31, 2013 was $3.7 million, effectively the same as the gross profit for the same quarter in 2012. The gross profit increase for the year as compared to the same period in 2012 was principally attributable to the higher sales, and an improved mix of sales to specialty retailers as opposed to discount mass merchandisers.

Operating expenses for the year ended December 31, 2013 were $14.2 million, reflecting an increase of $0.7 million or just 5.6% over the total operating expenses for the year in 2012. Operating expenses for the fourth quarter of 2013 were $3.6 million, which is $79,000 greater than the operating expenses during the fourth quarter of 2012. Sales and marketing expenses for the year ended December 31, 2013 were $5.9 million, approximately $1.0 million greater than sales and marketing expenses in 2012 as the Company continued expanding and strengthening its sales presence in the U.S., Europe and Asia. General and administrative expenses for the year ended December 31, 2013 totaled $8.3 million, a decrease of approximately $165,000 as the Company carefully maintained cost controls for the year and also benefited from a $350,000 settlement from its trademark infringement litigation. Sales and marketing expenses for the quarter ended December 31, 2013 were $1.5 million; the same as for the fourth quarter in 2012. General and administrative expenses for the quarter ended December 31, 2013 totaled $2.1 million, increasing only $59,000 over the general and administrative expense for the same period in 2012.

“The combination of double digit growth in our revenues for the year, solid gross margin results and careful control of our operating costs, drove the increase in our income from operations to $2.8 million for the year ended December 31, 2013 as compared to only $995,000 in 2012. We believe our business model is solid, and our sales and marketing strategies are strong, allowing us to now build quickly upon our base and bring substantial incremental increases to our shareholders.” noted Schnell.

The income before income taxes for the year ended December 31, 2013 was $2.7 million. At December 31, 2013, the Company recognized approximately $7.5 million in deferred income tax benefits against which it had previously provided valuation reserves because it was unlikely it could assure future earnings sufficient to utilize these tax benefits. The Company has now determined that more likely than not, it will generate sufficient future earnings to realize these tax benefits, and consequently the valuation reserves have been removed. As a result of this position, the net income for the year ended December 31, 2013 was $9.7 million as compared to $679,000 for the same period in 2012. The net income for the quarter ended December 31, 2013 was $7,488,000 as compared to net income of $27,000 for the same quarter in 2012.

Net income per share applicable to common shareholders for the year ended December 31, 2013 was $0.24 per diluted share as compared to a net loss per share applicable to common shareholders of $0.12 per diluted share for the same period in 2012. The net income per share for fiscal year 2013 includes the one-time benefit from the tax adjustment noted above, as well as a one-time benefit from the redemption of the preferred shares that was reported in the third quarter. The net income per share applicable to common shareholders for the year ended December 31, 2012 includes $0.15 per share previously allocated to the preferred shares, which are now fully redeemed.

Total shareholders’ equity increased to a positive $4.4 million at December 31, 2013 as compared to a net shareholders’ deficit of $16.0 million at December 31, 2012. The increase in shareholders’ equity of $20.5 million is principally the result of the net earnings from operations, the income tax benefit upon recognition of the deferred tax assets, the gain realized upon the redemption of the previously outstanding preferred shares and the related private placement of common stock.

Forward Looking Statements

This release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Talon International will hold a conference call on Monday, March 24, 2014, to discuss its fourth quarter and year-end financial results for 2013. Talon's CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, March 24, 2013
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Domestic callers: 1-877-300-8521
International callers: 1-412-317-6026
Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until April 24, 2014. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10043114.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand ("The World's Original Zipper Since 1893"); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl's, J.C. Penney, Fat Face, Victoria's Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The Company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Contacts:

Casey Stegman

Stonegate, Inc.

Tel: 972-850-2001

casey@stonegateinc.com

TALON INTERNATIONAL, INC.

Consolidated statements of operations AND COMPREHENSIVE INCOME

	Quarters Ended December 31,		Years Ended December 31,
	(Unaudited)		(Audited)
	2013	2012	2013	2012
Net sales	$11,938,636	$11,386,356	$52,447,387	$44,600,872
Cost of goods sold	8,278,085	7,706,312	35,474,536	30,140,471
Gross profit	3,660,551	3,680,044	16,972,851	14,460,401
Sales and marketing expenses	1,524,345	1,505,013	5,889,087	4,974,037
General and administrative expenses	2,115,483	2,056,027	8,326,540	8,491,596
Total operating expenses	3,639,828	3,561,040	14,215,627	13,465,633

Income from operations	20,723	119,004	2,757,224	994,768
Interest expense, net	14,561	(402)	25,777	47,308
Income before provision for income taxes	6,162	119,406	2,731,447	947,460
Provision for (benefit from) income taxes, net	(7,481,801)	92,428	(6,999,640)	268,113
Net income	$7,487,963	$26,978	$9,731,087	$679,347
Available to Preferred Stockholders:
Series B Preferred Stock liquidation preference increase	-	(899,221)	(1,914,470)	(3,307,478)
Series B Preferred Stock redemption discount, net	-	-	6,939,257	-
Net income (loss) applicable to Common Stockholders	$7,487,963	$(872,243)	$14,755,874	$(2,628,131)
Per share amounts:
Net income	$0.08	$-	$0.17	$0.03
Net income (applicable to) redeemed from Preferred Stockholders	-	(0.04)	0.09	(0.15)
Basic net income (loss) applicable to Common Stockholders	$0.08	$(0.04)	$0.26	$(0.12)
Diluted net income (loss) applicable to Common Stockholders	$0.08	$(0.04)	$0.24	$(0.12)
Weighted average number of common shares outstanding - Basic	91,573,195	23,400,808	56,213,272	22,458,185
Weighted average number of common shares outstanding - Diluted	95,002,235	23,400,808	60,554,721	22,458,185
Net income	$7,487,963	$26,978	$9,731,087	$679,347
Other comprehensive income (loss) -
Foreign currency translation	(3,769)	15,981	47,303	5,253
Total comprehensive income	$7,484,194	$42,959	$9,778,390	$684,600

TALON INTERNATIONAL, INC.

Consolidated balance sheets

(Audited)

	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$3,779,508	$8,927,333
Accounts receivable, net	3,576,925	3,635,136
Inventories, net	800,240	730,503
Prepaid expenses and other current assets	973,836	456,460
Total current assets	9,130,509	13,749,432

Property and equipment, net	614,592	763,770
Intangible assets, net	4,267,110	4,279,943
Deferred income tax assets, net	6,050,402	-
Other assets	460,226	182,671
Total assets	$20,522,839	$18,975,816

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$7,158,938	$7,866,662
Accrued incentive payments	667,500	332,815
Other accrued expenses	2,213,264	1,690,720
Revolving credit loan	1,000,000	-
Current portion of term loan payable	1,666,667	-
Current portion of capital lease obligations	-	3,247
Total current liabilities	12,706,369	9,893,444

Term loan payable, net of current portion	3,333,333	-
Deferred income tax liabilities	30,388	945,543
Other liabilities	22,169	186,051
Total liabilities	16,092,259	11,025,038

Series B Convertible Preferred Stock, $0.001 par value; no shares authorized, issued or outstanding at December 31, 2013; 407,160 shares authorized, issued and outstanding at December 31, 2012	-	23,979,216

Stockholders’ Equity (Deficit):
Common Stock, $0.001 par value, 300,000,000 shares authorized; 91,342,215 and 23,400,808 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	91,342	23,401
Additional paid-in capital	64,046,631	58,458,731
Accumulated deficit	(59,822,178)	(74,578,052)
Accumulated other comprehensive income	114,785	67,482
Total stockholders’ equity (deficit)	4,430,580	(16,028,438)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$20,522,839	$18,975,816